LAIDLAW INTERNATIONAL REPORTS SECOND QUARTER FISCAL 2006 RESULTS

• EBITDA Increased by 6% to $122 Million
- Earnings per Share Grew 90% to $0.38 per share
- Repurchase of 1.7 million Shares
- Quarterly Dividend of $0.15 per share

NAPERVILLE, IL, April 6, 2006 — Laidlaw International, Inc. (NYSE: LI), a holding company for North America’s largest operators of school and inter-city bus transportation and a leading provider of public transit services, today reported financial results for its fiscal second quarter ended February 28, 2006. Laidlaw reported net income from continuing operations of $38 million or $0.38 per share for its second quarter 2006, as compared to net income from continuing operations of $21 million or $0.20 per share for second quarter 2005.

“These results reflect our attention to improvement in all aspects of our business,” said Kevin Benson, President and Chief Executive Officer of Laidlaw International, Inc. “We also benefited from reduced interest costs following last year’s debt refinancing.” Mr. Benson added, “The share buyback program we announced last quarter is well underway with 1.7 million shares repurchased by the end of the second quarter.”

Second Quarter Results
Laidlaw reported consolidated revenue for the second quarter of $789 million, up 3% from $764 million in the prior year. The expansion in revenue is due to Education Service’s efforts to improve school bus contract rates and Greyhound’s ticket price increases.

EBITDA of $122 million was up 6% from the prior year and EBITDA margin increased as a percentage of revenue as a result of improved operating profitability at Laidlaw’s two largest segments. Revenue growth and the focus on operating profitability at both Education Services and Greyhound contributed to the margin expansion, more than offsetting fuel price increases. EBITDA is a non-GAAP financial measure representing operating income plus depreciation and amortization. A schedule reconciling EBITDA to income from continuing operations is provided as a supplement to this release.

Shareholder Distributions
During the second quarter, Laidlaw commenced a repurchase program of up to $200 million of its common stock. As of February 28, 2006, the Company had purchased 1.7 million shares at an average price of $27.16 per share for a total consideration of $46 million.

Additionally, the Board of Directors declared a dividend payable of $0.15 per share to the owners of the Company’s common stock. Stockholders of record as of May 3, 2006 will be paid the dividend on May 26, 2006.

Balance Sheet
As of February 28, 2006, the Company had cash and cash equivalents of $155 million and debt outstanding of $305 million. Net capital expenditures for the six month period were $141 million, as compared to $53 million for the prior year.

Outlook
As indicated in the previous quarter’s press release, the Company anticipates fiscal 2006 revenue will increase one to three percent as compared to 2005. Fiscal 2006 EBITDA is projected to range from $440 million to $470 million with the improvement coming principally from the Greyhound segment.

Earnings per share guidance from continuing operations is expected to range from $1.30 to $1.50 per share for fiscal 2006, and reflects the expected impact of the share buyback program underway.

Net capital expenditures for fiscal 2006 are projected to be approximately $200 million to $235 million reflecting higher spending after two years of restraint at Education Services and an increase in bus lease buy-outs at Greyhound.

The company will hold a conference call hosted by senior management to discuss the financial results on Friday, April 7, 2006 at 10:00 a.m. (eastern time). A web cast of the conference call will be accessible at Laidlaw International’s website www.laidlaw.com.

To participate in the call, please dial:

877-715-5317 – (US and Canada)

973-582-2830 – (International)

A replay will be available immediately after the conference call through May 7, 2006. To access the replay, dial 877-519-4471 (U.S and Canada) or 973-341-3080 (International); access code: 7121099. Additionally, the web cast will be archived on the company’s website.

Certain statements contained in this press release, including statements regarding the status of future operating results and market opportunities and other statements that are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of terminology such as: believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, continue, project, positioned, strategy and similar expressions. Such statements involve certain risks, uncertainties and assumptions that include, but are not limited to,

- Economic and other market factors, including competitive pressures and changes in pricing policies;
— The ability to implement initiatives designed to increase operating efficiencies or improve results;
— Costs and risks associated with litigation;
— Changes in interpretations of existing, or the adoption of new, legislation, regulations or other laws;
— The potential for rising labor costs and actions taken by organized labor unions;
— Continued increases in prices of fuel and potential shortages;
— Control of costs related to accident and other risk management claims;
— Terrorism and other acts of violence;
— The ability to produce sufficient future taxable income to allow us to recover our deferred tax assets;
— The ability to repurchase the Company’s common stock;
— Potential changes in the mix of businesses we operate; and
— The inability to earn sufficient returns on pension plan assets thus requiring increased funding.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. In light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures the Company makes on related subjects as may be detailed in the Company’s other filings made from time to time with the Securities and Exchange Commission.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport services and a leading supplier of public transit services. The company’s businesses operate under the brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit. The company’s shares trade on the New York Stock Exchange (NYSE: LI). For more information on Laidlaw International, visit the website: www.laidlaw.com.

Contact:
Sarah Lewensohn
Director, Investor Relations
(630) 848-3120

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LAIDLAW INTERNATIONAL, INC.
Consolidated Statements of Operations
( $ in millions except per share amounts )
(unaudited)

	Three Months Ended February 28,		Six Months Ended
			February 28,
	2006	2005	2006	2005
Revenue	$789.0	$763.7	$1,635.8	$1,577.4
Compensation expense	396.0	390.1	802.7	793.7
Vehicle related costs	61.8	63.8	124.9	127.1
Fuel	60.3	48.0	125.6	98.9
Insurance and accident claim costs	34.5	34.1	81.6	90.2
Occupancy costs	41.9	39.9	80.6	77.1
Depreciation and amortization	57.1	65.0	115.7	133.2
Other operating expenses	72.1	71.9	142.7	147.2

Operation income	65.3	50.9	162.0	110.0
Interest expense	(5.4)	(19.8)	(10.9)	(39.1)
Other income, net	2.0	3.6	3.8	5.0

Income from continuing
operations before income taxes	61.9	34.7	154.9	75.9
Income tax expense	(24.1)	(14.0)	(59.1)	(30.4)

Income from continuing operations	37.8	20.7	95.8	45.5
Income from discontinued operations	(3.8)	215.5	(3.5)	221.1

Net income	$34.0	$236.2	$92.3	$266.6

Basic earnings (loss) per share
Continuing operations	$0.38	$0.21	$0.96	$0.45
Discontinued operations	(0.04)	2.15	(0.04)	2.21

Net income	$0.34	$2.36	$0.92	$2.66

Diluted earnings (loss) per share
Continuing operations	$0.38	$0.20	$0.96	$0.44
Discontinued operations	(0.04)	2.08	(0.04)	2.13

Net income	$0.34	$2.28	$0.92	$2.57

Dividends per share	$0.15	$—	$0.30	$—

LAIDLAW INTERNATIONAL, INC.
Operating Highlights
( $ in millions )
(unaudited)

	Three Months Ended February 28,		Six Months Ended
			February 28,
	2006	2005	2006	2005
Revenue
Education services	$420.5	$405.1	$884.2	$857.0
Greyhound	293.8	284.7	598.4	569.5
Public transit	74.7	73.9	153.2	150.9
Consolidated	$789.0	$763.7	$1,635.8	$1,577.4

EBITDA
Education services	$91.9	$85.9	$207.3	$198.1
Greyhound	26.3	25.1	61.2	36.9
Public transit	4.2	4.9	9.2	8.2
Consolidated	$122.4	$115.9	$277.7	$243.2

EBITDA Margins
Education services	21.9%	21.2%	23.4%	23.1%
Greyhound	9.0%	8.8%	10.2%	6.5%
Public transit	5.6%	6.6%	6.0%	5.4%
Consolidated	15.5%	15.2%	17.0%	15.4%
Net Capital Expenditures			$140.8	$52.6

EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the company believes it provides useful information regarding its ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (“GAAP”) and is not indicative of operating income or cash flow from operations as determined under GAAP.

LAIDLAW INTERNATIONAL, INC.
Reconciliation of Non-GAAP Financial Measures
( $ in millions )
(unaudited)

	Three Months Ended February 28,		Six Months Ended
			February 28,
	2006	2005	2006	2005
EBITDA	$122.4	$115.9	$277.7	$243.2
Depreciation and amortization	(57.1)	(65.0)	(115.7)	(133.2)
Interest expense	(5.4)	(19.8)	(10.9)	(39.1)
Other income, net	2.0	3.6	3.8	5.0
Income tax expense	(24.1)	(14.0)	(59.1)	(30.4)

Income from continuing operations	$37.8	$20.7	$95.8	$45.5

EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the company believes it provides useful information regarding its ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (“GAAP”) and is not indicative of operating income or cash flow from operations as determined under GAAP.